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                                                                    EXHIBIT 10.1


                                                                  EXECUTION COPY

                       COLLABORATION AND LICENSE AGREEMENT

                                     BETWEEN

                        GENOME THERAPEUTICS CORPORATION,

                                       AND

                       AMERICAN HOME PRODUCTS CORPORATION

                          DATED AS OF DECEMBER 20, 1999


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                       COLLABORATION AND LICENSE AGREEMENT

         THIS COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is dated as of December 20, 1999 (the "Effective Date") and is made by and between GENOME THERAPEUTICS CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Massachusetts having its offices at 100 Beaver Street, Waltham, Massachusetts 02154 ("GTC") and AMERICAN HOME PRODUCTS CORPORATION, acting through its Wyeth-Ayerst Laboratories Division, a corporation organized and existing under the laws of the State of Delaware having its offices at 555 East Lancaster Avenue, St. Davids, Pennsylvania 19087 ("AHP"). GTC and AHP are sometimes referred to herein individually as a party and collectively as the parties.

                                 R E C I T A L S

         WHEREAS, GTC is involved in research programs regarding the use of positional cloning to discover human genes, an objective of which is to discover potential biological targets for use in drug discovery; and

         WHEREAS, AHP is interested in funding and collaborating with GTC for the development, manufacture and sale of novel human therapeutics relating to bone disease, bone metabolism, bone pathology and bone repair in humans; and

         WHEREAS, GTC is willing to provide to AHP its proprietary technology and know-how relating to such bone disorders and enter into such a collaboration upon the terms and conditions set forth below;

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

                             SECTION 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Section 1 shall have the meanings specified below:

         1.1 "ACADEMIC COLLABORATORS" shall mean academic institutions, including without limitation Creighton University, that have entered into a Research Agreement with GTC related to Bone Disorders.

         1.2 "ADDITIONAL COLLABORATION" shall have the meaning set forth in
Section 3.5.

         1.3 "ADDITIONAL INFORMATION" shall have the meaning set forth in
Section 3.5.

         1.4 "AFFILIATE" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it



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owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity. Any such other relationship as in fact results in actual control over the management, business and affairs of a corporation or other entity shall also be deemed to constitute control. Notwithstanding the foregoing, the term Affiliate shall not include a subsidiary in which a party or its Affiliates own a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or other express restriction, until such time as any such restriction is no longer in effect. ***

         1.5 "AGENTS" shall have the meaning set forth in Section 8.1.2.

         1.6 "AHP PATENT RIGHTS" shall mean (a) the United States and foreign patent applications filed covering the AHP Technology, (b) any United States patents and foreign patents issuing from such patent applications and (c) any continuations, continuations-in-part directed to subject matter specifically described in such patent applications, divisionals, patents of addition, renewals, registrations, confirmations, reexaminations, reissues, extensions or provisional applications of any of the foregoing.

         1.7 "AHP PROGRAM TECHNOLOGY" shall mean, collectively, the AHP Technology, the AHP Patent Rights, AHP's interest in the Joint Technology and AHP's interest in the Joint Patent Rights.

         1.8 "AHP TECHNOLOGY" shall mean (i) all inventions (whether or not patentable), results, discoveries, improvements, know-how, techniques, materials, compounds, products, designs, processes or other technology or intellectual property rights in the Bone Disorder Field owned or licensed (with the right to sublicense) by AHP (excluding technology licensed hereunder) and first developed, created, conceived or reduced to practice solely by AHP employees or Third Parties acting on behalf of AHP or its Affiliates during the course of the Research Collaboration, and (ii) all information and data in the possession of AHP in the Bone Disorder Field that is not generally known or created solely by AHP during the Research Collaboration, whether or not secret, patentable or patented, relating to materials, methods, processes, procedures, protocols, techniques, and formulae reasonably useful for the development, regulatory approval, manufacture, sale or use of the Products.

         1.9 "ANNUAL RESEARCH PLAN" shall have the meaning set forth in Section 4.5.2.

1.10     "APPROVAL MILESTONES" shall have the meaning set forth in Section 6.2.3

         1.11 "APPROVAL" shall have the meaning set forth in Section 5.3.1.

         1.12 "BONE DISORDERS" shall mean disorders relating to bone disease, *** in humans. Bone Disorders SHALL NOT INCLUDE *** any other subject matter, disease or condition, including without limitation joint disease and inflammatory processes such as osteoarthritis and rheumatoid arthritis.



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         1.13 "BONE DISORDER FIELD" shall mean the use in humans *** for the purpose of treating or preventing Bone Disorders.

         1.14 "CLAIM" shall mean a claim of a patent application pending *** that has not been disallowed or abandoned or a claim of an issued and unexpired patent that has not been held permanently revoked, unenforceable or invalidated by a decision of a court or other governmental agency of competent jurisdiction, and which is not subject to appeal.

         1.15 "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts and resources normally used by a party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

         1.16 "CONTRACT YEAR" shall mean each twelve (12) month period starting on January 1, 2000, and each successive calendar year thereafter.

         1.17 "CREIGHTON UNIVERSITY AGREEMENTS" shall mean the agreement between GTC and Creighton University dated April 3, 1997, as amended, and any additional agreements between GTC and Creighton University related to the Field.

         1.18 "DEVELOPMENT MILESTONES" shall have the meaning set forth in
Section 6.2.2.

         1.19 "DEVELOPMENT TRACK" shall mean the decision of the Wyeth-Ayerst Research Development Operating Committee ("DOC", or any successor or substitute body) to advance a product to pre-development stage ("Phase 0", or any successor or substitute designation) pursuant to its internal criteria and procedures.

         1.20 "DEVELOPMENT TRACK PRODUCT" shall mean a product approved for Development Track.

         1.21 "DIAGNOSTIC INFORMATION" shall mean the information or data *** discovered during the course of the Research Collaboration.

         1.22 "DIAGNOSTIC INFORMATION FIELD" shall mean the use of *** .

         1.23 "DIAGNOSTIC PRODUCTS" shall mean any device, product, process, substance, composition or service intended to predict, detect, identify or monitor a disease or determine the presence of a pathologic condition in humans.

         1.24 "DIAGNOSTIC TECHNOLOGY" shall mean (i) all inventions (whether or not patentable), results, discoveries, improvements, know-how, techniques, materials, compounds, products, designs, processes or other technology or intellectual property rights related to a Diagnostic Product owned or licensed (with the right to sublicense) by GTC and first developed, created, conceived or reduced to practice solely by GTC employees or Third Parties, including without limitation Academic Collaborators, acting on behalf of GTC or its Affiliates either prior to the Effective Date hereof or thereafter during the course of the Research Collaboration or the


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course of GTC's development activities under Section 3.3.1, and (ii) all information and data in the possession of GTC that is not generally known, existing as of the Effective Date or created by GTC during the Research Collaboration or in the course of GTC's development activities under Section 3.3.1, whether or not secret, patentable or patented, relating to materials, methods, processes, procedures, protocols, techniques, and formulae reasonably useful for the development, regulatory approval, manufacture, sale or use of the Diagnostic Products.

         1.25 "DISEASE" shall mean each category of human disease, other than Bone Disorders.

         1.26 "EVENT OF DEFAULT" shall have the meanings set forth in Section 11.4.

         1.27 "EXPANDED THERAPEUTIC FIELD" shall mean the use in humans of therapeutic or prophylactic products *** .

         1.28 "FDA" shall mean the United States Food and Drug Administration.

         1.29 "FIELD" shall mean the Therapeutic Field and the Diagnostic Information Field.

         1.30 "FIRST COMMERCIAL SALE" of a Product in a country shall mean the first for profit sale for use or consumption by the general public of a Product in such country after the required marketing and, if necessary, governmental pricing approvals for such country have been obtained.

         1.31 "GTC PATENT RIGHTS" shall mean (a) the United States and foreign patent applications filed covering the GTC Technology, (b) any United States patents and foreign patents issuing from such patent applications and (c) any continuations, continuations-in-part directed to subject matter specifically described in such patent applications, divisionals, patents of addition, renewals, registrations, confirmations, reexaminations, reissues, extensions or provisional applications of any of the foregoing.

         1.32 "GTC PROGRAM TECHNOLOGY" shall mean, collectively, the GTC Technology, the GTC Patent Rights, GTC's interest in the Joint Technology and GTC's interest in the Joint Patent Rights.

         1.33 "GTC TECHNOLOGY" shall mean (i) all inventions (whether or not patentable), results, discoveries, improvements, know-how, techniques, materials, compounds, products, designs, processes or other technology or intellectual property rights in the Bone Disorder Field owned or licensed (with the right to sublicense) by GTC (excluding technology licensed hereunder) and first developed, created, conceived or reduced to practice solely by GTC employees or Third Parties, including without limitation Academic Collaborators, acting on behalf of GTC or its Affiliates either prior to the Effective Date hereof or during the course of the Research Collaboration, and (ii) all information and data in the possession of GTC in the Bone Disorder Field that is not generally known, existing as of the Effective Date or created by GTC during the Research Collaboration, whether or not secret, patentable or patented, relating to materials, methods, processes, procedures, protocols, techniques, and formulae reasonably useful for the development, regulatory approval, manufacture, sale or use of the Products.

         1.34 "*** GENE" shall mean *** .


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         1.35 "*** PATHWAY GENE" shall mean *** .

         1.36 "IND" shall mean an investigational new drug application or its equivalent filed with the FDA and necessary for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in that country, with respect to Products.

         1.37 "INTERIM CLINICAL EVALUATION" or "ICE" shall mean the decision of the Wyeth-Ayerst Research Development Operating Committee (DOC, or any successor or substitute body) pursuant to its internal criteria and procedures, which designation indicates AHP's approval to continue development of the product candidate based on AHP's evaluation of Phase I/IIa studies, including efficacy data from at least one Phase II clinical trial.

         1.38 "JOINT PATENT COMMITTEE" shall have the meaning set forth in
Section 4.6.

         1.39 "JOINT PATENT RIGHTS" shall mean (a) the United States and foreign patent applications filed covering Joint Technology, (b) any United States patents and foreign patents issuing from such patent applications and (c) any continuations, continuations-in-part directed to subject matter specifically described in such patent applications, divisionals, patents of addition, renewals, registrations, confirmations, reexaminations, reissues, extensions or provisional applications of any of the foregoing.

         1.40 "JOINT RESEARCH COMMITTEE" shall have the meaning set forth in
Section 4.5.1.

         1.41 "JOINT TECHNOLOGY" shall mean all inventions (whether or not patentable), results, discoveries, improvements, know-how, techniques, materials, compounds, products, designs, processes or other technology or intellectual property rights first developed, created, conceived or reduced to practice jointly by employees of GTC, or its Affiliates or Third Parties or Academic Collaborators acting on behalf of GTC, and AHP, or its Affiliates, during the course of the Research Collaboration.

         1.42 "KIT PRODUCT" shall have the meaning set forth in Section 3.3.2.

         1.43 "MAJOR MARKET COUNTRY" shall mean one or more of the United States, Japan, the United Kingdom, France, Germany, and Italy.

         1.44 "NDA" shall mean a new drug application or product license application or its equivalent filed with the FDA after completion of human clinical trials to obtain marketing approval for a Product, or any comparable application filed with the regulatory authorities of a country other than the United States, including, where applicable, any applications for governmental pricing and marketing approval.

         1.45 "NET SALES" shall mean the gross invoice price for Products sold by AHP or its Affiliates or sublicensees to a Third Party customer less the reasonable and customary accrual-basis deductions from such gross amounts for:
(i) normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Products; (ii) credits or allowances actually granted for damaged goods, returns or rejections of



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Products; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of Products including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, which are included in billing amount); (iv) freight, postage, shipping, customs duties and insurance charges which are included in the billing amount not in excess of one percent (1%) of the Net Sales to which such deductions relate; (v) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (vi) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities in countries other than the United States provided, however, that the aggregate of the foregoing deductions shall be comparable to the aggregate of such deductions taken by AHP with respect to products sold by AHP in the same class. The transfer of Products by AHP or one of its Affiliates to (i) another Affiliate of AHP or (ii) a sublicensee of AHP shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate or sublicensee to its Third Party customer, less the deductions allowed under this Section. Every other commercial use or disposition of Products by AHP or its Affiliates or sublicensees of AHP in barter or similar transactions, not including samples, shall be considered a sale of the Products at the weighted average Net Sales price for Products during the preceding quarter.

         In the event that a Product is sold in the form of a combination product containing such Product and one or more other active ingredients which is not by itself a Product (a "Combination Product"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Product if sold separately by AHP, an Affiliate or a sublicensee and containing a Product as the only active ingredient and B is the invoice price of any other active component or components in the Combination Product if sold separately by AHP, an Affiliate or a sublicensee. In the event that the Product is sold in the form of a Combination Product containing such Product and one or more other active ingredients which is not by itself a Product and one or more of such other active ingredients of the Combination Product are not sold separately, then the above formula shall be modified such that A shall be the total manufacturing cost to AHP, its Affiliate or sublicensee of the Product and B shall be the total manufacturing cost to AHP, its Affiliate, sublicensee or other supplier of any other active component or components in the Combination Product. Notwithstanding the foregoing, (i) active ingredients shall not include diluents, vehicles or adjuvants and (ii) in no event shall Net Sales for any Combination Product calculated under this provision be less than fifty percent of the invoice price of such Combination Product. For the avoidance of doubt, the parties acknowledge that a Kit Product sold by AHP pursuant to Section 3.3.2 shall not be considered a Combination Product.

         In the event that AHP, its Affiliates or sublicensees sell Products pursuant to an agreement with an independent customer specifying, for a combination of products or services, a single price, other terms of purchase not separately identifying either a price per product or the effective deductions referred to above per product or a price for units of the Products which is discounted below AHP's, its Affiliates' or its sublicensee's standard invoice price per unit of the Products by at least three (3) percentage points more than the amount that any other product or service included in the arrangement is discounted below such other product's or service's



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standard invoice price, then GTC and AHP will determine a mutually agreeable method of calculation so that a fair and reasonable portion of the aggregate purchase price is allocated to the Product(s) included in any such arrangement.

         If a Product is sold in bulk (as distinguished from packaged in pharmaceutical form) for resale in packaged or finished form, Net Sales shall be calculated by determining the quantity of Product in packaged pharmaceutical form that would reasonably be produced from the bulk quantity of Product so sold, and by multiplying such quantity by the average price for such Product in packaged pharmaceutical form during the applicable royalty reporting period.

         1.46 "OVERALL RESEARCH PLAN" shall mean the research plan agreed upon by the Joint Research Committee pursuant to Section 4.5.1, as it may be subsequently amended, improved or modified from time to time, the draft of which is attached hereto as Exhibit A (the "Draft Overall Research Plan").

         1.47 "PRODUCT" shall mean *** . For the avoidance of doubt, it is understood that Products shall not include nutraceuticals (i.e., any product not requiring approvals from a regulatory authority normally required for prescription legend pharmaceuticals), dietary supplements or Diagnostic Products.

         1.48 "PRODUCT CATEGORY" shall mean *** .

         1.49 "PRODUCT PATENT RIGHTS" shall mean (a) the United States and foreign patent applications filed covering a therapeutic or prophylactic product, substance, biological target, or formulation or the manufacture of such a therapeutic or prophylactic product discovered and/or developed based upon the Research Collaboration or during the course of AHP's performance of its development obligations under Section 5 of this Agreement, (b) any United States patents and foreign patents issuing from such patent applications and (c) any continuations, continuations-in-part directed to subject matter specifically described in such patent applications, divisionals, patents of addition, renewals, registrations, confirmations, reexaminations, reissues, extensions or provisional applications of any of the foregoing.

         1.50 "RESEARCH AGREEMENTS" shall mean, collectively, the Creighton University Agreements and any other agreement between GTC and an Academic Collaborator that may be entered into after the Effective Date in furtherance of the Research Collaboration.

         1.51 "RESEARCH COLLABORATION" shall mean the work described and/or performed under the Overall Research Plan and any Annual Research Plan, as may be modified in accordance with the procedures set forth in Section 4.

         1.52 "RESEARCH MILESTONES" shall have the meaning set forth in Section 6.2.1.

         1.53 "THERAPEUTIC FIELD" shall mean the Bone Disorder Field and the Expanded Therapeutic Field.

         1.54 "THIRD PARTY" shall mean any entity other than GTC or AHP and their respective Affiliates.


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         1.55 "VALIDATED PATHWAY" shall mean *** .

         1.56 "VALIDATED TARGET" shall mean the *** .

         1.57 "WYETH DISCOVERY BOARD" means the Wyeth-Ayerst Research division of AHP's Discovery Board, a body of Wyeth-Ayerst Discovery Research, and any successor or substitute body thereto.

                                    Article 2
                    SCOPE AND STRUCTURE OF THE COLLABORATION

         2.1 GENERAL. GTC and AHP wish to establish a collaborative alliance to develop Products. This collaborative alliance will include a Research Collaboration, during which the parties will work to validate the *** Gene and to identify *** Pathway Genes that are associated with or implicated in Bone Disorders. During the course of this collaboration, GTC and AHP shall communicate regularly and shall assume different rights and responsibilities for the development of Products, all as more specifically described below.

         2.2 EXCLUSIVITY; ACKNOWLEDGMENT OF OTHER COLLABORATIONS. AHP acknowledges that GTC is currently engaged in certain research collaborations with Third Parties and intends to enter into additional research collaborations in the future ***; PROVIDED, HOWEVER, *** in the Therapeutic Field with such Third Parties other than pursuant to Section 5.2 of this Agreement. GTC agrees that, during the term of the Research Collaboration and provided that AHP is not in breach of a provision of this Agreement, it will *** or except as otherwise contemplated by this Agreement.

                                    Article 3
                        LICENSE GRANTS; MARKETING RIGHTS

         3.1 GRANT OF RIGHTS BY GTC TO AHP.

                  3.1.1 EXCLUSIVE GRANT OF RIGHTS. Subject to the terms of this Agreement, GTC hereby grants to AHP the worldwide exclusive right in the Bone Disorder Field and the Expanded Therapeutic Field, with the right to grant sublicenses as set forth in Section 3.1.3, under the GTC Program Technology (other than Diagnostic Information) to research, develop, use, manufacture, have manufactured, market, promote, import, export, offer for sale, sell and have sold Products in the Bone Disorder Field and the Expanded Therapeutic Field. The rights granted to AHP in this Section 3.1.1 shall survive the termination or expiration of the Research Collaboration and continue for the entire term of this Agreement.

                  3.1.2 NON-EXCLUSIVE GRANT OF RIGHTS IN THE DIAGNOSTIC INFORMATION FIELD. Subject to the terms of this Agreement, GTC hereby grants to AHP the worldwide non-exclusive royalty-free right in the Diagnostic Information Field, with the right to grant sublicenses as set forth in Section 3.1.3, to use Diagnostic Information solely for the purpose of conducting human clinical trials and obtaining governmental approvals of a Product.

                  3.1.3 SUBLICENSES. AHP shall have the right to grant sublicenses under the GTC Program Technology and the Diagnostic Information to Affiliates of AHP and, with the prior



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written consent of GTC which shall not be unreasonably withheld, to Third
Parties, PROVIDED, HOWEVER, that such GTC consent shall not be required for sublicenses to Third Parties limited to the manufacturing and/or distribution of Products; AND PROVIDED FURTHER that each Third Party sublicensee shall execute a written agreement pursuant to which it assumes the applicable obligations of AHP hereunder.

         3.2 RESERVATION OF RIGHTS. Notwithstanding the rights granted to AHP under Article 3, GTC at all times reserves the right to use the GTC Program Technology to research, develop, use, manufacture, have manufactured, and sell products other than Products, including, subject to the provisions of this
Article 3, the right to grant licenses and/or sublicenses with respect to any such intellectual property rights for such purpose.

         3.3 DIAGNOSTIC PRODUCTS.

                  3.3.1 GTC RIGHTS. Without limiting the generality of Section 3.2, GTC retains the right to make, use and sell Diagnostic Products related to the Therapeutic Field. Subject to the terms of this Agreement, AHP hereby grants to GTC the worldwide non-exclusive royalty-free right, with the right to grant sublicenses as set forth below, under the AHP Program Technology solely to research, develop, use, manufacture, have manufactured, market, promote, import, export, offer for sale, sell and have sold Diagnostic Products. GTC shall have the right to grant sublicenses under the AHP Program Technology to Affiliates of GTC and, with the prior written consent of AHP which shall not be unreasonably withheld, to Third Parties; PROVIDED, HOWEVER, that such AHP consent shall not be required for sublicenses to Third Parties limited to the manufacturing and/or distribution of a Diagnostic Product.

                  3.3.2 KIT PRODUCT.  In the event   ***  .

         3.4 NO GRANT OF OTHER TECHNOLOGY OR PATENT RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, genomic sequence data, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement. Any compounds, technology or know-how derived, developed or acquired solely by either party independent of the GTC Program Technology, the AHP Program Technology, or the Research Collaboration shall be the property of such party.

         3.5 OTHER GTC RESEARCH ACTIVITIES. During the term of this Agreement, GTC may undertake genomic research activities outside of the scope of this Agreement that yield other genes, gene products, drug targets, cellular molecular mechanisms or information that may have utility as a pharmaceutical target or as pharmacogenetic information in the Bone Disorder Field (collectively, "Additional Information"). *** .

                                    Article 4
                      CONDUCT OF THE RESEARCH COLLABORATION

         4.1 OBLIGATIONS OF THE PARTIES.


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                  4.1.1 REASONABLE EFFORTS. During the Research Collaboration
and thereafter, each of the parties agrees to use its respective Commercially Reasonable Efforts to perform its obligations under the Overall Research Plan, each Annual Research Plan and this Agreement in a timely manner.

                  4.1.2 COMPLETION OF SEQUENCING *** . Upon the discovery and sequencing *** pursuant to the Overall Research Plan and the Annual Research Plans, GTC shall provide to the Joint Research Committee, as described below, a written statement *** supported by adequate documents providing reasonable detail concerning the completion of such sequencing *** . Within thirty (30) days following receipt by the Joint Research Committee of such written statement from GTC, the Joint Research Committee shall in good faith using criteria consistent with the Overall Research Plan deliver its written confirmation to AHP or deliver to GTC a written statement describing in detail any respect in which sequencing has not been achieved.

                  4.1.3 DELIVERIES BY GTC. *** following the completion of sequencing *** , GTC shall deliver to AHP electronic and, if requested, paper copies of the DNA sequence of such *** Pathway Gene, an outline of the methodologies and procedures used to obtain such *** Pathway Gene and mutational information in sufficient detail for patent filings. GTC shall deliver to AHP, upon request, DNA sequences and/or cDNA clones of each completed *** Pathway Gene.

         4.2 ACCESS TO DATA. AHP will have direct access to raw sequence data that form part of the GTC Program Technology and to other work resulting from the Research Collaboration. AHP's access shall be during normal business hours and upon reasonable notice, granting AHP treatment and priority not less favorable than granted to GTC's other collaborators.

         4.3 TERM OF RESEARCH COLLABORATION; RESOURCES. The term of the Research Collaboration shall continue for the period set forth in Section 11.1. During the term of the Research Collaboration, GTC will provide, *** . Within thirty
(30) days of the Effective Date, GTC will provide to AHP the names, qualifications and percentage effort of all such scientists and will thereafter update such information in the event of any changes. AHP will compensate GTC for any mutually agreed additional level of effort that is provided by GTC hereunder at a rate to be mutually agreed upon between the two parties.

         4.4 AVAILABILITY OF EMPLOYEES. GTC agrees to make its employees reasonably available at their places of employment to consult with AHP on issues arising during the Research Collaboration.

         4.5 JOINT RESEARCH COMMITTEE.

                  4.5.1 RESEARCH PLAN. Within sixty (60) days after the Effective Date, a joint committee (the "Joint Research Committee") shall be appointed and shall agree upon an overall written plan for the research and development to be conducted by the parties during the Research Collaboration (the "Overall Research Plan"). The Overall Research Plan shall be consistent with the scope, scale and direction of Draft Overall Research Plan attached hereto as EXHIBIT A and shall establish:

                  (i)   the scope of the Research Collaboration;


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                  (ii)  the research objectives, work plan activities and time schedules with respect to identification of *** Pathway Genes;

                  (iii) the responsibilities of each party with respect to the work to be performed under the Research Collaboration;
                        and

                  (iv)  the projected annual budget of the Research
                        Collaboration.

The Overall Research Plan may be revised and updated from time to time as agreed upon in writing by the Joint Research Committee.

                  4.5.2 ANNUAL RESEARCH PLANS. Within sixty (60) days after the Effective Date, the Joint Research Committee shall agree upon a written plan for the specific activities to be conducted in connection with the Research Collaboration during the first Contract Year (the "Annual Research Plan"), which plan shall be based on the Draft Overall Research Plan. Thereafter, by each anniversary of the Effective Date of each year during the Research Collaboration, GTC shall submit to the Joint Research Committee a written proposed Annual Research Plan for the following Contract Year. The Joint Research Committee shall review each such proposal as soon as practicable and shall approve within forty-five (45) days of each such submission the final Annual Research Plan for the next succeeding Contract Year.

                  4.5.3 PERIODIC REVIEWS. The Joint Research Committee shall review the Overall Research Plan on an ongoing basis and may make changes to clarify the Annual Research Plan then in effect; PROVIDED, HOWEVER, the Annual Research Plan then in effect shall not be modified except as agreed in writing by the Joint Research Committee.

                  4.5.4 MEMBERSHIP OF JOINT RESEARCH COMMITTEE. The Joint Research Committee shall be comprised of three (3) representatives from each of AHP and GTC, with each party's representatives to be selected by that party. GTC and AHP may replace one or more of their respective representatives on the Joint Research Committee at any time upon written notice to the other party. Unless the parties otherwise agree, the chairmanship of the Joint Research Committee shall rotate at the end of each Contract Year between a representative of GTC and a representative of AHP, with a representative of AHP serving as chairman during the first Contract Year. The chairman of the Joint Research Committee shall be responsible for calling meetings, preparing agendas and preparing and issuing minutes of each meeting within thirty (30) days thereafter. From time to time the Joint Research Committee may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the Joint Research Committee shall agree.

                  4.5.5 JOINT RESEARCH COMMITTEE MEETINGS The Joint Research Committee shall meet quarterly during the term of the Research Collaboration, or more often as agreed upon by both parties. The location of such meetings shall rotate equally among the principal research offices of AHP and GTC. *** representatives from each of AHP and GTC shall constitute a quorum, and no decision of the Joint Research Committee shall be binding unless a quorum is present. Regularly scheduled meetings or special meetings of the Joint Research Committee may be in such form (E.G., in person, by telephone or by video conference) as the members of the Joint Research Committee shall agree. To the extent feasible, video conferencing shall be used.

If a representative of a party is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the absent representative. At least one (1) week prior to each meeting of the Joint Research Committee, each of GTC and AHP shall provide to the other a written progress report. Such progress reports shall describe relevant findings since the last meeting and provide such other information as reasonably requested by AHP and/or GTC relating to the progress of the goals or performance of the Research Collaboration. At such meetings, the Joint Research Committee shall (i) formulate and review the objectives of the Research Collaboration as expressed in the Overall Research Plan, (ii) monitor the progress of the Annual Research Plan toward those objectives, (iii) approve expenditures within the budget set forth in the Draft Overall Research Plan, Overall Research Plan or Annual Research Plan, (iv) allocate the research funding, staffing and other resources under the Research Collaboration, and (v) take such other actions as may be specified under this Agreement or as the parties may deem appropriate. *** . With the consent of both parties, other representatives of GTC or AHP or their respective Affiliates may attend the meetings of the Joint Research Committee as nonvoting observers. Each party shall be responsible for all expenses of its representatives on the Joint Research Committee. The Joint Research Committee shall keep accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken and which shall be countersigned by one representative of each party. All records of the Joint Research Committee shall be available to both parties.

                  4.5.6 DECISION MAKING. Except as otherwise provided herein or agreed by the parties, all decisions, approvals, determinations and other actions of the members of the Joint Research Committee or their respective designees present at the relevant meeting shall be *** , and a decision, approval, determination or other action made in accordance with Section 4.5 shall be binding on the entire Joint Research Committee. The Joint Research Committee may delegate to one party or to a specific representative the authority to make certain decisions. Disputes among the members of the Joint Research Committee shall be resolved as set forth in Section 12.6.

         4.6 JOINT PATENT COMMITTEE. A joint committee comprised of *** (the "Joint Patent Committee") shall be appointed and shall meet as needed. A party may change its representative to the Joint Patent Committee at any time. Members of the Joint Patent Committee may be represented at any meeting by a deputy. Additional members of the Joint Patent Committee may be appointed on an AD HOC basis upon the mutual consent of the parties. The Joint Patent Committee shall formulate an intellectual property protection strategy with regard to the Joint Patent Rights. In any instance in which AHP informs GTC in writing that it objects to the filing of any patent application by GTC, the filing of such application shall be subject to the prior written approval of the Joint Patent Committee. The policies and procedures set forth in Section 4.5.6. shall apply to the Joint Patent Committee and references to the Joint Research Committee made therein shall be deemed to refer to the Joint Patent Committee for purposes of this Section 4.6. Disputes among the members of the Joint Patent Committee shall be resolved as set forth in Section 12.6.

         4.7 KEY GTC EMPLOYEE. If the GTC program coordinator for the Research Collaboration ceases to be an employee of GTC during the term of the Research Collaboration, then GTC shall *** notify AHP in writing of such fact and propose a timetable for replacement of the employee. AHP may interview the final candidate selected by GTC to fill the position and make recommendations to GTC. GTC shall have sole and final authority for all hiring decisions.

         4.8 ASSIGNMENT OF INVENTIONS. GTC shall cause its contractors and other Third Parties (other than Academic Collaborators) that perform work on its behalf for the Research Collaboration to enter into agreements pursuant to which each such person or entity assigns inventions, discoveries and works of authorship to GTC.

         4.9 DESIGNATION OF VALIDATED TARGETS AND VALIDATED PATHWAYS. With respect to the determination of a gene or pathway as a Validated Target or Validated Pathway, *** .

                                    Article 5
                      DEVELOPMENT AND MARKETING OBLIGATIONS

         5.1 DISCOVERY EFFORTS.

                  5.1.1 DISCOVERY EFFORTS BY AHP. AHP agrees, at its own expense, to use Commercially Reasonable Efforts to use, either directly or through its Affiliates or sublicensees, each Validated Target to attempt to discover *** .

         5.2 DEVELOPMENT EFFORTS.

                  5.2.1 DEVELOPMENT EFFORTS BY AHP. AHP agrees, at its own expense, to use Commercially Reasonable Efforts to develop and commercialize, either directly or through its Affiliates or sublicensees, Development Track Products discovered by it in accordance with Section 5.1. Such efforts shall include, without limitation, the active conduct of IN VIVO toxicology trials necessary to obtain approval for use of a compound in human clinical trials or the active conduct of human clinical trials. Development of Development Track Products to a Product will be conducted principally by AHP; PROVIDED, HOWEVER, that AHP shall consult with GTC and provide GTC with access to AHP Program Technology to the extent necessary to enable both parties to attempt to resolve any development problems jointly. The selection of the form of Development Track Products for development and commercialization shall be in the sole discretion of AHP. AHP, its Affiliates and sublicensees may, but shall have no obligation under this Agreement to, develop and commercialize more than *** at any time during the term of this Agreement. If AHP discontinues development of a Development Track Product, AHP will, to the extent commercially reasonable, resume the Commercially Reasonable Efforts described in Section 5.1, with the objective of selecting a replacement and maintaining *** under active pre-clinical or clinical development *** .

         5.3 MARKETING AND DISTRIBUTION EFFORTS.

                  5.3.1 MARKETING AND DISTRIBUTION EFFORTS BY AHP. AHP shall have the exclusive worldwide right to market and distribute the Products and shall use Commercially Reasonable Efforts to (i) seek all regulatory and governmental pricing approvals required for marketing the Product ("Approval") in all Major Market Countries; and (ii) upon receipt of Approval, if applicable, of a Product in any country, use Commercially Reasonable Efforts to launch, promote, market and sell such Product in such country. Both parties recognize that extenuating circumstances may arise that warrant a delay in launching a Product in a particular country, including but not limited to unfavorable pricing or labeling of the Product in such country. The parties agree that such extenuating circumstances shall be considered in connection with any determination concerning whether AHP has fulfilled its obligation to use Commercially Reasonable Efforts to seek Approvals, launch, promote, market and sell such Product in such country.

                  5.3.2 AHP FAILURE TO USE MARKETING AND DISTRIBUTION EFFORTS. In the event that AHP fails to meet its obligations under Section 5.3.1 with respect to a Product in a Major Market Country, then GTC shall so notify AHP. Effective ninety (90) days thereafter, if AHP has not cured such failure, then, notwithstanding any other provision of this Agreement, AHP's right to develop and commercialize the Product in such Major Market Country (an "Abandoned Market") shall terminate. With respect to each Abandoned Market,

                  (i) the rights and licenses granted to AHP pursuant to
Article 3 as to such Product shall be terminated,

                  (ii) if AHP has filed Product Patent Rights in any Abandoned Market with respect to such Product, then AHP shall, to the extent legally permissible, take all action reasonably necessary to grant GTC an exclusive fully paid-up, non-royalty bearing license to all of its right, title and interest in such Product Patent Rights with respect to that such Product (or an undivided interest therein if such Product Patent Rights also cover Products as to which AHP retains its license rights under this Agreement),

                  (iii) if AHP has obtained any Approvals for such Products in any Abandoned Market then AHP shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in, and transfer possession and control to GTC of, such Approvals, and

                  (iv) AHP will assign to GTC all of its right, title and interest in any brand trademark under which AHP shall have registered for use with such Product in such Abandoned Market together with the goodwill associated therewith, as well as sublicenses granted by AHP pursuant to Section 3.1.3 with respect to such Product in such Abandoned Market.

         5.4 DEVELOPMENT OF A PRODUCT IN A PRODUCT CATEGORY. In the event that the Joint Research Committee (JRC) determines that a program to discover or develop *** Development Track Product in a given Product Category should be a significant effort within the Research Collaboration, and GTC reasonably believes that AHP has failed to use Commercially Reasonable Efforts to commence and maintain such a program within *** months after the JRC's determination, then GTC may notify AHP of such alleged failure by AHP. AHP shall then have *** months from such notification to commence and maintain, or demonstrate that it has used Commercially Reasonable Efforts to commence and maintain, or to present a plan reasonably acceptable by the JRC for the initiation of such discovery or development efforts for at least one Development Track Product in such Product Category. If AHP does not commence and maintain such Commercially Reasonable Efforts in such Product Category of discovery and development nor submit a plan thereof for consideration by the JRC, then all licenses to AHP hereunder with respect to the Product Category for which AHP has failed to perform under the Annual Research Plan shall terminate immediately upon written notice from GTC.

Notwithstanding the foregoing, AHP shall use Commercially Reasonable Efforts to discover or develop *** Development Track Product at all times.

         5.5 REPORTS. After the expiration or termination of the Research Collaboration, AHP shall provide GTC with reasonably detailed reports which shall describe AHP's progress with respect to its discovery, development and commercialization, and marketing efforts under this Agreement. Such reports shall be furnished semi-annually until Approvals, as necessary, have been obtained pursuant to Section 5.3.1, and, thereafter, annually until the termination or expiration of this Agreement.

                                    Article 6
                                    PAYMENTS

         6.1 LICENSE AND OTHER FEES.

                  6.1.1 LICENSE FEE.  AHP shall pay to GTC a license fee in the
amount of   ***   following the execution of this Agreement.

                  6.1.2 REIMBURSEMENT OF INCURRED RESEARCH AND DEVELOPMENT EXPENSES. AHP shall pay to GTC as partial reimbursement for incurred research and development expenses the amount of *** following the execution of this Agreement.

         6.2 MILESTONE PAYMENTS. AHP shall pay to GTC the milestone payments described below as and when the corresponding milestones are achieved:

                  6.2.1 RESEARCH MILESTONE PAYMENTS. AHP will promptly notify the Joint Research Committee upon the accomplishment of the research milestones set forth in EXHIBIT B ("Research Milestones"), which notification shall be accompanied by such supporting information as to allow the Joint Research Committee to confirm the accomplishment of such Research Milestone. Subject to the provisions of Section 4.9, of the Joint Research Committee shall, within *** days of receipt of such notification, determine whether the Research Milestone described in such notification has been accomplished and shall report its findings to both parties. If the Joint Research Committee determines that a Research Milestone has been accomplished, *** following the receipt of notification by the Joint Research Committee of such accomplishment, AHP shall make the corresponding milestone payment set forth in EXHIBIT B; *** . Any determination of the Joint Research Committee pursuant to Section 4.1.2 shall also serve as such determination of the Joint Research Committee for the purposes of this Section.

                  6.2.2 DEVELOPMENT MILESTONE PAYMENTS. AHP will promptly notify GTC upon the accomplishment of the development milestones ("Development Milestones") as set forth in EXHIBIT B and, *** following the accomplishment of each such milestone, AHP shall make the corresponding milestone payment set forth in EXHIBIT B. The Development Milestone payments shall be made *** in the Bone Disorder Field *** shall be paid in Development Milestones for each Development Track Product. *** .

                  6.2.3 APPROVAL MILESTONE PAYMENTS. AHP will promptly notify GTC upon the accomplishment of the approval milestones ("Approval Milestones") as set forth in EXHIBIT B and, *** following the accomplishment of each such milestone, AHP shall make the corresponding milestone payment set forth in EXHIBIT B. *** .

         6.3 RESEARCH FUNDING.

                  6.3.1 ANNUAL FEES. AHP will pay GTC *** for each of the *** Contract Years, payable quarterly in advance in four equal installments of *** , and, should the Research Collaboration be extended for additional Contract Year(s), quarterly thereafter in an amount adjusted as set forth below (the "Adjusted Quarterly Fee"). AHP shall pay the first quarterly payment within *** business days following the execution of this Agreement.

         As used herein, the phrase "Adjusted Quarterly Fee" shall mean the following:

            ***

         CPI = *** (i) a fraction, the numerator of which shall be the difference between the Consumer Price Index (CPI-U; U.S. City Average for all items; 1982-84 =
                           100) as of the last month of the immediately preceding quarter and the Consumer Price Index as of the month immediately preceding the Effective Date and the denominator of which shall be the Consumer Price Index as of the month immediately preceding the Effective Date, and (ii) *** per annum (uncompounded) from the Effective Date.

                  6.3.2 RESEARCH AGREEMENTS. In support of research efforts hereunder, AHP will pay to GTC during each of the first two Contract Years of this Agreement, or in its discretion directly to Creighton University, an amount up to $250,000 per year determined by the Joint Research Committee to defray expenses incurred by GTC for research performed by Creighton University; PROVIDED, HOWEVER, that in no event shall the amount paid by AHP be less than $150,000 per year. In the event that the Joint Research Committee approves additional Research Agreements and AHP approves the funding of such Research Agreements, then AHP shall make such additional payments to GTC, or make payments directly to the Academic Collaborator(s), as the Joint Research Committee shall determine. AHP shall have the right to review future Creighton University Agreements related to the Bone Disorder Field or, as appropriate, the Expanded Therapeutic Field before GTC enters into any such agreements.

         6.4 ROYALTIES PAYABLE BY AHP AND ITS AFFILIATES AND SUBLICENSEES. Following the First Commercial Sale of any Product in any country, AHP will pay, on a quarterly basis, a royalty in the amounts set forth below on Net Sales of the Products during the previous quarter.

                  6.4.1 ROYALTIES ON NET SALES OF THE PRODUCTS. In consideration of the licenses granted to AHP, AHP shall pay to GTC a royalty on annual Net Sales by AHP, its Affiliates and sublicensees as follows:

         ***

                  6.4.2 SUBLICENSES. AHP shall either (i) pay to GTC royalties on Net Sales of the Products sold by any Third Party sublicensee, or (ii) provide in such sublicense that such sublicensee shall pay to GTC royalties on Net Sales of the Products sold by such sublicensee, in either case at the royalty rate set forth in Section 6.4.1 that would be applicable had such sales been made by AHP, and provided that in either case, AHP shall remain liable for the timely payment of all such royalties.

                  6.4.3 ADJUSTMENTS FOR THIRD PARTY PAYMENTS. If AHP pays royalties or license fees to Third Parties for rights under patents to make or sell the Products, it may deduct an amount equal to up to fifty percent (50%) of such royalties and/or license fees from the royalties due but not yet paid to GTC pursuant to Section 6.4.1; PROVIDED, HOWEVER, that the aggregate royalties due to GTC under this Agreement may not be reduced by more than fifty percent (50%) in any given quarter by all deductions or credits allowed under this Agreement.

                  6.4.4 ROYALTY REPORTS, EXCHANGE RATES. During the term of this Agreement following the First Commercial Sale of any Product in any country, AHP shall within sixty (60) days after each calendar quarter furnish to GTC a written quarterly report showing: (i) the gross sales of the Products sold by AHP and its Affiliates and sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (ii) the sublicense payments received by AHP during the reporting period; (iii) the royalties and other payments payable in United States dollars which shall have accrued hereunder in respect of such sales and sublicense payments; (iv) withholding taxes, if any, required by law to be deducted in respect of such royalties and sublicense payments; (v) the dates of the First Commercial Sales of Products in any country during the reporting period; and (iv) the exchange rates used in determining the amount of United States dollars payable hereunder. Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the sales in each currency in which they are made and converting the resulting amount into United States dollars at the rates of exchange used by AHP for reporting such sales for United States financial statement purposes. If no royalty or payment is due for any royalty period hereunder, AHP shall so report. AHP shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

                  6.4.5 AUDITS. Upon the written request of GTC, AHP shall permit an independent certified public accountant selected by GTC and acceptable to AHP, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of AHP as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than twenty-four (24) months prior to the date of such request. GTC and AHP shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after GTC makes its written request. All such verifications shall be conducted at GTC's expense and not more than once in each calendar year. In the event GTC's independent certified public accountant concludes that additional royalties were owed to GTC during such period, the additional royalty shall be paid by AHP within thirty
(30) days of the date GTC delivers to AHP such independent certified public accountant's written report so concluding. In the event GTC's independent certified public accountant concludes that there was an overpayment of royalties to GTC during such period, the overpayment shall be repaid by GTC within thirty
(30) days of the date GTC received such independent certified public accountant's written report so concluding. The fees charged by such independent certified public accountant shall be paid by GTC unless the audit discloses an underpayment of the royalties payable by AHP for the audited period of more than five percent (5%), in which case AHP shall pay the reasonable fees and expenses charged by such representative. AHP shall include in each Third Party sublicense granted by it pursuant to this

Agreement a provision requiring the sublicensee to make reports to AHP, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by GTC's independent certified public accountant to the same extent required of AHP under this Agreement. GTC agrees that all information subject to review under this Section 6.4.5 or under any sublicense agreement is confidential and that GTC shall cause its independent certified public accountant to enter in a confidentiality agreement with AHP obligating such accountant to retain all such information in confidence. GTC's independent certified public accountant shall only report to GTC as to the computation of the royalties and other payments due to GTC under this Agreement and shall not disclose to GTC any other information of AHP or its sublicensees.

                  6.4.6 ROYALTY PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under this Agreement shall be due sixty (60) days after the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing under this Agreement from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

         6.5 WITHHOLDING TAXES. AHP shall *** . AHP shall not *** , including but not limited to any such taxes or charges incurred as a result of an assignment or sublicense by AHP to any Affiliate or any Third Party, *** . AHP shall maintain official receipts of payment of any withholding taxes and forward these receipts to GTC within sixty (60) days. The parties will exercise reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any treaties applicable to any payment made hereunder.

         6.6 INTEREST ON LATE PAYMENTS. Any payments by AHP to GTC that are not paid on or before *** days after the date such payments are due under this Agreement shall bear interest at a rate per month no greater than *** , calculated on the total number of days payment is delinquent; PROVIDED, HOWEVER, that interest shall not accrue pursuant to this Section 6.6 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; PROVIDED FURTHER that interest shall accrue pursuant to this Section 6.6 once such dispute has been resolved if payment is not made promptly thereafter.

         6.7 MANNER OF PAYMENT. Payments to be made by AHP to GTC under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the Commonwealth of Massachusetts as is designated in writing by GTC from time to time; PROVIDED, HOWEVER, that AHP may make payments due under Section 6.4 by check.

         6.8 CURRENCY BLOCKAGE. Where payments are due hereunder for sales of Products in a country where, by reason or currency regulations or taxes of any kind, it is impossible or illegal for AHP to transfer payments to GTC in that country, such payments shall be deposited by AHP in whatever currency is allowable for the benefit or credit of GTC in an accredited bank in that country that is reasonably acceptable to GTC, and AHP shall use its reasonable efforts to obtain authorization to effect the remittance within the applicable period set forth under this Article 6.

                                    Article 7
                              INTELLECTUAL PROPERTY

         7.1 OWNERSHIP OF INTELLECTUAL PROPERTY.

                  7.1.1 GTC OWNERSHIP. GTC shall own all GTC Technology and GTC Patent Rights.

                  7.1.2 AHP OWNERSHIP. AHP shall own all AHP Technology and AHP Patent Rights.

                  7.1.3 JOINT INVENTIONS. Notwithstanding Sections 7.1.1 and 7.1.2, and subject to the rights and licenses granted under this Agreement, GTC and AHP shall jointly own all Joint Technology and Joint Patent Rights.

         7.2 MANAGEMENT OF JOINT PATENT RIGHTS.

                  7.2.1 FILING, PROSECUTION AND MAINTENANCE OF JOINT PATENT RIGHTS. GTC shall be responsible for supervising the preparation, filing, prosecution (including oppositions) and maintenance of the Joint Patent Rights using patent counsel selected by the Joint Patent Committee. The Joint Patent Committee shall be responsible for making all decisions regarding whether to file, prosecute and maintain patents and patent applications, and in which countries to do so.

                  7.2.2 EXPENSES. All expenses incurred in connection with the activities performed in Section 7.2.1 shall be borne by AHP, *** .

                  7.2.3 FAILURE TO PAY; ABANDONMENT. In the event that (i) AHP fails to make any payment to maintain a patent under the Joint Patent Rights in a particular country after determination by the Joint Patent Committee to maintain such patent, or (ii) either party desires to abandon such Joint Patent Rights (in the case of either (i) or (ii), the "Abandoning Party"), then the Abandoning Party shall assign, and hereby does assign all of its right, title and interest in such abandoned Joint Patent Rights in such country to the other party. The Abandoning Party shall provide reasonable prior written notice to the other party of such intention to cease payment or abandon such Joint Patent Rights (which notice shall be given sufficiently in advance of any filing dates to enable the other party to preserve its rights), and such other party shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Rights. If the other party elects to continue the preparation, filing, prosecution or maintenance such Joint Patent Rights, then such Joint Patent Rights shall be considered either AHP Patent Rights if GTC was the Abandoning Party or GTC Patent Rights if AHP was the Abandoning Party, and in either case, shall be subject to the terms of this Agreement as AHP Patent Rights or GTC Patent Rights, as applicable. Notwithstanding the foregoing, neither party shall be considered an Abandoning Party for any failure to prepare, file, prosecute, maintain, or bear the expenses relating to any of the foregoing, with respect to any patent under a Joint Patent Right that the Joint Patent Committee determines not to pursue.

         7.3 FILING, PROSECUTION AND MAINTENANCE OF GTC PATENT RIGHTS. GTC shall be responsible for the preparation, filing, prosecution (excluding interferences and oppositions except as set forth below) and maintenance of the GTC Patent Rights. AHP shall bear all expenses *** in the preparation, filing, prosecution (excluding interferences and oppositions except as set forth below) and maintenance of GTC Patent Rights. GTC shall provide AHP with an opportunity to review and comment on all prosecution documents for each patent application subject to this Section 7.3 before the filing of such prosecution document, but GTC shall have final authority to select patent counsel and to determine the form and content of such prosecution documents and for making all decisions regarding whether to file, prosecute and maintain patents and patent applications, and in which countries to do so. In the event that AHP does not intend to bear the expenses of a patent or patent application in accordance with this Section 7.3, it shall promptly notify GTC and the patent or patent application shall cease to be a part of the GTC Program Technology.

         If either party becomes aware of an interference or opposition with respect to a GTC Patent Right in the U.S. Patent and Trademark Office or a comparable office in a country or region other than the United States, the party will notify the other party and the Joint Patent Committee shall first determine whether to proceed with the interference or opposition and such decision shall not be subject to Section 12.6. If the Joint Patent Committee determines to proceed with an interference or opposition proceeding with respect to a GTC Patent Right, GTC shall be responsible for such interference or opposition proceeding, using counsel selected by GTC, and AHP shall bear all expenses reasonably incurred in such proceeding. If the Joint Patent Committee decides not to proceed with an interference or opposition proceeding with respect to a GTC Patent Right, GTC shall be free to proceed with the interference or opposition at its own expense and the patent or patent application shall cease to be a part of the GTC Program Technology.

         7.4 INFRINGEMENT.

                  7.4.1 NOTIFICATION. Each party shall promptly report in writing to the other party during the term of this Agreement any known infringement or suspected infringement of any of the Product Patent Rights, Joint Patent Rights or GTC Patent Rights, and shall provide the other party with all available evidence supporting said infringement or suspected infringement.

                  7.4.2 PROSECUTION BY AHP. Except as provided in Section 7.4.3 below, AHP shall have the right to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Joint Patent Rights or GTC Patent Rights. AHP shall give GTC sufficient advance notice of its intent to file said suit and the reasons therefor, and shall provide GTC with an opportunity to make suggestions and comments regarding such suit. AHP shall keep GTC promptly informed, and shall from time to time consult with GTC regarding the status of any such suit and shall provide GTC with copies of all documents filed in, and all written communications relating to, such suit.

         AHP shall *** , pay all expenses of the suit, including without limitation attorneys' fees and court costs. GTC, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by AHP in connection with such litigation and, if it so elects, any damages, royalties, settlement fees or other consideration received by AHP or any of its Affiliates for infringement as a result of such litigation shall be shared by AHP and GTC pro rata based on their respective sharing of the costs of such litigation. In the event that GTC elects not to contribute to the costs of such litigation, AHP and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, GTC shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. GTC shall offer reasonable assistance to AHP in connection therewith at AHP's expense. GTC shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

                  7.4.3 PROSECUTION BY GTC. In the event that AHP elects not to initiate an infringement or other appropriate suit pursuant to Section 7.4.2 above, AHP shall promptly advise GTC of its intent not to initiate such suit, and GTC shall have the right, at the expense of GTC, of initiating an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Joint Patent Rights or GTC Patent Rights. GTC shall have the sole and exclusive right to select counsel for any such suit and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. AHP, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute to the costs incurred by GTC in connection with such litigation and, if it so elects, any damages, royalties, settlement fee or other consideration received by GTC or any of its Affiliates for infringement as a result of such litigation shall be shared by GTC and AHP pro rata based on their respective sharing of the costs of such litigation. In the event that AHP elects not to contribute to the costs of such litigation, GTC and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for infringement resulting therefrom. If necessary, AHP shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At GTC's request, AHP shall offer reasonable assistance to GTC in connection therewith at GTC's expense.

         7.5 COOPERATION OF THE PARTIES. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any GTC Patent Rights or Joint Patent Rights under this Agreement. Such cooperation includes, but is not limited to: executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of patent rights and technology set forth in Section 7.1 and to enable the other party to apply for and to prosecute patent applications in any country, including, without limitation, executing an appropriate assignment or intellectual property rights; promptly informing the other party of any matters coming to such party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

         7.6 TRADEMARKS. AHP shall be free to use and to register in any trademark office in the world any trademark for use with Products it desires in its sole discretion. AHP shall own all right, title and interest in and to any such trademark in its own name or that of its designated Affiliate during and after the term of this Agreement except as otherwise provided expressly herein.

                                    Article 8
                                 CONFIDENTIALITY

         8.1 NONDISCLOSURE OBLIGATIONS.

                  8.1.1 GENERAL. Except as otherwise provided in Article 8, during the term of this Agreement and for a period of five (5) years thereafter, the parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) GTC Program Technology and AHP Program Technology, (ii) any other written, oral, electronic or other form of information and data received from the other party or an Academic Collaborator resulting from or related to the Research Collaboration, Research Agreements, or the Products (including without limitation visual and other information acquired by a party's employees or an Academic Collaborator on the premises of the other party), and (iii) all information and data not described in clauses (i) or (ii) but supplied by the other party under this Agreement marked "Confidential." For purposes of
Article 8, information and data described in clauses (i), (ii) or (iii) shall be referred to as "Information."

                  8.1.2 LIMITATIONS. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this
Agreement: (i) a party may disclose Information it is otherwise obligated under
Section 8.1 not to disclose to its employees, Affiliates, sublicensees, consultants, contractors, Academic Collaborators involved in the Research Collaboration and clinical investigators (collectively, "Agents") on a need-to-know basis and on condition that such Agents agree to non-use and non-disclosure obligations essentially the same as those set forth herein and to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (ii) a party or its Agents may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, Products pursuant to this Agreement. The obligation not to disclose Information shall not apply to any part of such Information that:
(i) is or becomes part of the public domain other than by unauthorized acts or omissions of the party obligated not to disclose such Information or its Agents (collectively, the "Receiving Party"); (ii) can be shown by written documents to have been disclosed to the Receiving Party by a Third Party, provided such Third Party had no obligation of confidentiality or non-use with respect to such Information; (iii) can be shown by written documents to have been in the possession of the Receiving Party prior to disclosure by the disclosing party, provided such Information was not obtained directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by or for the Receiving Party without breach of any of the provisions of this Agreement; or
(v) is required to be disclosed by the Receiving Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, PROVIDED, HOWEVER, that the Receiving Party notifies the other party immediately upon receipt thereof, giving such other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Information AND PROVIDED, FURTHER, that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other party.

         8.2 SAMPLES. Materials and samples, including without limitation genes or other biological targets identified, sequenced, synthesized, purified or developed in the course of the Research Collaboration (collectively, the "Materials"), shall not be supplied or sent by either party to any Third Party, other than to regulatory agencies or for use in clinical trials, unless such release is approved by one (1) member of the Joint Research Committee representing the other party; PROVIDED, HOWEVER, that the transfer of such Materials is protected by an appropriate materials transfer agreement substantially similar to the form of Material Transfer Agreement attached hereto as EXHIBIT C. Samples of materials other than those described above provided by one party to the other party in the course of the Research Collaboration shall not be supplied or sent by the party receiving such materials to any Third Party, other than to regulatory agencies or for use in clinical trials, without the written consent of the party providing such materials.

         8.3 PUBLICATION OF RESULTS. Neither party shall publicly disclose, or permit its Agents to publicly disclose, through submission to a journal or review committee, press releases, lectures or otherwise any competitively important information in the Field resulting from the Research Collaboration ("Results") except as provided in this Section 8.3. Publication, or public announcement in any format, of the Results shall be allowed only after the earlier to occur of *** from the date of discovery of such Result *** or the publication of such Results in a PCT patent application. Each party (the "Disclosing Party") shall provide a copy of a proposed public disclosure to the other party (the "Reviewing Party") at least sixty (60) days prior to the date of any submission of any proposed written publication and forty-five
(45) days prior to any proposed oral public disclosure (the "Review Period"). If the Reviewing Party determines in good faith that the proposed public disclosure would reveal a patentable invention or constitutes Information that it desires to maintain in confidence, the Reviewing Party will so notify the Disclosing Party of such determination and its basis prior to the expiration of the Review Period. In the case of an objection to public disclosure based on a potentially patentable invention, where the Reviewing Party does not wish to maintain the invention in confidence after filing a patent application, the Disclosing Party will cause the public disclosure of the invention to be delayed a reasonable length of time not less than sixty
(60) days as necessary for the Reviewing Party to file a patent application covering the invention. In the case of an objection to public disclosure based on disclosure of Information (including Information consisting of a patentable invention the Reviewing Party desires to maintain in confidence), the Disclosing Party will cause either the deletion of any such Information from the proposed public disclosure or the deferral of the public disclosure until such time as all Information is no longer treated as such under Section
8.1.2 (such as, for example, through publication of a patent application covering a patentable invention).

                                  Article 9
                         REPRESENTATIONS AND WARRANTIES

         9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GTC. GTC represents and warrants to and covenants with AHP that:

                  9.1.1 GTC is a corporation duly organized, validly existing and in corporate good standing under the laws of Massachusetts;

                  9.1.2 GTC has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to AHP in this Agreement;

                  9.1.3 GTC has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                  9.1.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of GTC enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  9.1.5 the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

                  9.1.6 GTC will not during the term of this Agreement   ***

                  9.1.7 GTC will not during the term of this Agreement   ***
including without limitation   ***  .  GTC is currently   ***  .

                  9.1.8 As of the Effective Date, *** .

         9.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF AHP. AHP represents and warrants to and covenants with GTC that:

                  9.2.1 AHP is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.

                  9.2.2 AHP has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to GTC in this Agreement;

                  9.2.3 AHP has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                  9.2.4 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of AHP enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  9.2.5 the performance of its obligations under this Agreement will not conflict with AHP's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

                  9.2.6 AHP will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

         9.3 VALIDITY AND SCOPE. Nothing in this Agreement shall be construed as a warranty or representation by either party as to the accuracy or completeness of the GTC Program Technology or the validity or scope of the Product Patent Rights.

         9.4 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT

TO ANY GTC PROGRAM TECHNOLOGY, AHP PROGRAM TECHNOLOGY, PRODUCT PATENT RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

         9.5 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER GTC NOR AHP WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                                   Article 10
                                    INDEMNITY

         10.1 CROSS INDEMNITY. Each party agrees to defend, indemnify and hold the other party, its Affiliates and their respective employees and agents harmless from all Third Party claims, losses, damages or expenses arising as a result of breach by such party of a representation, warranty or covenant under
Article 9.

         10.2 AHP INDEMNITY OBLIGATIONS. AHP agrees to defend, indemnify and hold GTC, its Affiliates and their respective employees and agents harmless from all Third Party claims, losses, damages or expenses arising as a result of: (a) actual or asserted violations of any applicable law or regulation by AHP, its Affiliates or sublicensees by virtue of which the Products manufactured, distributed or sold hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Products by AHP, its Affiliates or sublicensees; or (c) a Product recall ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties hereto.

         10.3 LIMITATION ON AHP INDEMNITY OBLIGATIONS. GTC, its Affiliates and their respective employees and agents shall not be entitled to the indemnities set forth in Section 10.1 where the claim, loss, damage or expense for which indemnification is sought was caused by negligence or intentional act of misconduct or omission by GTC, its directors, officers, employees or authorized agents.

         10.4 PROCEDURE. If a party or any of its Affiliates or their respective employees or agents (the "Indemnitee") intends to claim indemnification under
Article 10, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in Article 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under Article 10, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under Article 10. The Indemnitee under Article 10 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

         10.5 INSURANCE. AHP shall maintain appropriate product liability insurance or self-insurance with respect to development, manufacture and sales of the Products by AHP in such amount as AHP customarily maintains with respect to sales of its other products. AHP shall maintain such insurance for so long as it continues to manufacture or sell the Products, and thereafter for so long as AHP maintains insurance for itself covering such manufacture or sales.

                                   Article 11
                           EXPIRATION AND TERMINATION

         11.1 TERM OF RESEARCH COLLABORATION; EXTENSION. Unless this Agreement is sooner terminated in accordance with the provisions of Article 11, the Research Collaboration shall continue for a minimum term of two (2) Contract Years, and may be extended, at the option of AHP upon written notice given no later than six (6) months prior to the end of the second Contract Year, for a period of one (1) Contract Year. Any extension beyond three (3) Contract Years in total shall be by mutual agreement. Upon the expiration of the Research Collaboration all licenses to AHP to continue to use the GTC Program Technology and Diagnostic Information as such rights exist on the expiration of the Research Collaboration shall continue in full force and effect for the remaining term of the Agreement.

         11.2 TERMINATION OF THE RESEARCH COLLABORATION. AHP shall have the following rights to terminate the Research Collaboration:

                  11.2.1 TERMINATION UPON CERTAIN TRANSACTIONS INVOLVING GTC. If GTC is acquired, GTC will make all reasonable efforts to prevent the disruption of the Research Collaboration and to ensure its continuance in a timely fashion. AHP shall have the right to terminate the Research Collaboration in the event that GTC is acquired by, or otherwise becomes an Affiliate of, a fully-integrated pharmaceutical company with a market capitalization in excess of $1 billion (at the time of any such acquisition) that has a substantial research or drug development project in the Bone Disorder Field ("Competitor Affiliation") by providing written notice of termination to GTC's acquiror within ninety (90) days following receipt of written notice of the occurrence of the Competitor Affiliation (which notice shall be promptly given by GTC). In the event of termination of the Research Collaboration under this Section 11.2.1, AHP shall *** .

                  11.2.2 TERMINATION UPON A TECHNOLOGY PATENT BLOCKING EVENT. If *** a Technology Patent Block Event has occurred, then AHP shall have the right to terminate the Research Collaboration upon six (6) month written notice to GTC with respect to a Technology Patent Block Event under (i) above, or with immediate effect with respect to a Technology Patent Blocking Event under (ii) above. In the event of termination of the Research Collaboration under this Section 11.2.2, the rights and licenses granted to AHP pursuant to Article 3 shall terminate and any and all Information and materials provided by GTC pursuant to this Agreement shall be promptly returned by AHP to GTC.

                  11.2.3 MINIMAL DRUG DISCOVERY PROSPECTS. AHP shall have the right to terminate the Research Collaboration upon three (3) months prior written notice. In the event of termination of the Research Collaboration under this Section 11.2.3, the rights and licenses granted to AHP pursuant to
Article 3 shall terminate and any and all Information and materials provided by GTC pursuant to this Agreement shall be promptly returned by AHP to GTC.

                  11.2.4 GTC INADEQUATE RESEARCH PERFORMANCE. If AHP reasonably determines that GTC is failing to meet its obligations for performance of the Research Collaboration during any Contract Year of the Research Collaboration, AHP will submit the matter to the Joint Research Committee. The Joint Research Committee shall develop a new work plan to achieve improved performance by GTC and set a time period for GTC to demonstrate that it is adequately performing its obligations under the new work plan. If the Joint Research Committee determines that GTC is not adequately performing within the specified time period, AHP shall have the right to terminate the Research Collaboration upon three (3) months prior written notice to GTC. In the event of termination of the Research Collaboration under this Section 11.2.4, AHP shall have the right to *** , subject to the terms and conditions of this Agreement (including, without limitation, the terms of Article 6 of this Agreement).

         11.3 TERM OF AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of Article 11, the licenses granted by GTC to AHP hereunder shall become fully paid and irrevocable, on a Product-by-Product and country-by-country basis, ten (10) years after the First Commercial Sale of the relevant Product in the relevant country or, if later, upon the last to expire of any Claim included in the Product Patent Rights with respect to such Product in such country. This Agreement shall expire upon the expiration of the last to expire of any license granted by GTC to AHP hereunder. *** .

         11.4 EVENTS OF DEFAULT.

                  11.4.1 DEFAULT BY EITHER PARTY. An Event of Default shall have occurred upon (i) the occurrence of a breach of a material term of this Agreement (other than a material breach described in clause (ii) below or in Section 11.4.2) if the breaching party fails to remedy such breach within *** days after written notice thereof by the nonbreaching party, or (ii) the bankruptcy, insolvency, dissolution or sale of all or substantially all of the assets of a party that are necessary for the performance of this Agreement.

                  11.4.2 DEFAULT BY AHP. An Event of Default shall have occurred if:

                           (i) AHP fails to make payments due hereunder, *** days after GTC delivers written notice thereof to AHP specifying such failure and its claim of right to terminate, unless AHP makes such payments plus interest calculated under Section 6.6 *** ,

                           (ii) AHP fails to undertake any discovery or development efforts for a Validated Target to the extent required by Sections 5.1 or 5.2 and does not cure such breach within *** days after GTC delivers written notice thereof to AHP specifying such failure
         ***; or

                           (iii) AHP fails to market an approved Product in any Product Category in *** Major Market Countries to the extent required by Section 5.3 and does not cure such breach *** after GTC delivers written notice thereof to AHP specifying such failure.

         11.5 EFFECT OF AN EVENT OF DEFAULT.

                  11.5.1 REMEDIES AVAILABLE TO GTC. In the event that an Event of Default described in Section 11.4 occurs relating to AHP and AHP fails to cure such default during any applicable cure period, GTC shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, subject to the limitations of Section 9.5 and Section 12.6, to either

                  (i) terminate this Agreement upon notice thereof to AHP, in which case: (A) the rights and licenses granted to AHP pursuant to Article 3 shall terminate, (B) any and all Information and materials provided by GTC pursuant to this Agreement shall be promptly returned by AHP to GTC, (C) AHP shall promptly deliver to GTC all preclinical and clinical data relating to Products owned or controlled by AHP and necessary or useful to the development or commercialization of such Products, (D) if AHP has obtained any regulatory Approvals in any country for the Products, then AHP shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to GTC of such regulatory Approvals, (E) if AHP has filed Product Patent Rights relating to any Product, then AHP shall take all action reasonably necessary to grant GTC an exclusive fully paid-up, non-royalty bearing license to all of its right, title and interest in such Product Patent Rights solely with respect to such Products, (F) AHP will grant GTC licenses on reasonable and customary terms to be negotiated in good faith by the parties for any technology or know-how developed by AHP or its Third Party manufacturer, if any, relating to the manufacture of the Products, (G) AHP will assign to GTC all of its right, title and interest in any trademark under which AHP shall solely have marketed the Products or registered for use with such Products together with the goodwill associated therewith, (H) AHP shall assign to GTC all sublicenses of the GTC Technology granted by AHP pursuant to Section 3.1.3, and (I) the rights and licenses granted to GTC pursuant to Section 3.3.1 shall survive; or

                  (ii) (Y) terminate only Articles 2, 4 and 5, including the Research Collaboration (if not earlier expired pursuant to Section 11.1), and Sections 6.1 and 6.3 and (Z) convert the licenses granted by GTC to AHP pursuant to Section 3.1.1 into non-exclusive licenses.

In addition, and regardless of GTC's election of remedies, *** .

                  11.5.2 REMEDIES AVAILABLE TO AHP. In the event that an Event of Default described in Section 11.4 relating to GTC and GTC fails to cure such default during any applicable cure period, then AHP shall have the right, at its option exercisable in its sole discretion, to seek any rights or remedies available to it at law or in equity, subject to the limitations set forth in
Section 9.5 and Section 12.6.

         11.6 ELECTIVE TERMINATION BY AHP. AHP shall have the right to terminate this Agreement *** . Such termination shall be effective sixty (60) days following the date of such notice. In the event of termination pursuant to this Section 11.6, the provisions of Section 11.5.1(i)(A)-(H) shall govern the effect of such termination.

         11.7 EFFECT OF EXPIRATION OR TERMINATION OF THE AGREEMENT. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

                  11.7.1 SURVIVAL OF PROVISIONS UPON EXPIRATION OR TERMINATION. The provisions of Sections 3.4, 6.4.5, 9.4, 9.5, 12.6 and 12.9 and Articles 7, 8, 10 and 11 shall survive the expiration or termination of this Agreement; PROVIDED, HOWEVER, that GTC shall have no obligation to maintain the confidentiality of the GTC Program Technology in the event that this Agreement is terminated due to breach by AHP.

                                   Article 12
                                  MISCELLANEOUS

         12.1 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; PROVIDED, HOWEVER, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of FORCE MAJEURE. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         12.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; PROVIDED, HOWEVER, that either GTC, *** , or AHP may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         12.3 SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.

Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

         12.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to GTC:              Genome Therapeutics Corporation
                                 100 Beaver Street
                                 Waltham, Massachusetts  02154
                                 Attention: President
                                 Telephone: 781-398-2300
                                 FAX:     781-893-8277

         with a copy to:         Palmer & Dodge, LLP
                                 One Beacon Street
                                 Boston, Massachusetts  02108
                                 Attention: Marc Rubenstein, Esq.
                                 Telephone: 617-573-0100
                                 FAX:     617-227-4420

         If to AHP:              Wyeth-Ayerst Laboratories
                                 555 E. Lancaster Avenue
                                 St. Davids, PA  19087
                                 Attention: Sr. Vice Pres., Business Devp.
                                 Telephone: 610-971-5809
                                 FAX:       610-688-9498

         with a copy to:         American Home Products Corporation
                                 5 Giralda Farms
                                 Madison, NJ  07940
                                 Attention: Sr. Vice Pres., and General Counsel
                                 Telephone: 973-660-6040
                                 FAX:       973-660-7156


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

         12.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

         12.6 DISPUTE RESOLUTION. The parties hereby agree that they will attempt in good faith to resolve any controversy including, without limitation, *** , or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the members of the Joint Research Committee or the Joint Patent Committee, as applicable, will confer at least once and will attempt to resolve the matter. If any such matter arises under Sections 4.5.6 or 4.6 and has not been resolved within thirty (30) days, or earlier at the election of either party, the matter shall be referred to (i) the Chief Scientific Officer (or the equivalent position or designee) of GTC and (ii) the President of Wyeth-Ayerst Research (or the equivalent position or designee) if the matter pertains to research and development or the President of Wyeth-Ayerst Global Pharmaceuticals (or the equivalent position or designee) if the matter pertains to the commercialization of a Product (the "Representatives"). If the matter has not been resolved within thirty (30) days, or earlier at the election of either party, by the Representatives, or if the matter arises under other provisions of this Agreement, then the matter shall be referred to the Chief Executive Officer of GTC and the Executive Vice President of AHP or their respective designees, to resolve through good faith discussions, or if still unresolved, to promptly agree upon a binding independent third-party dispute resolution mechanism intended to promptly and fairly resolve the matter in dispute or to remedies at law.

         12.7 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         12.8 PUBLICITY. GTC and AHP each agree not to disclose any terms or conditions of, this Agreement, or any results arising from the Research Collaboration, to any Third Party without consulting the other party prior to such disclosure. Notwithstanding the foregoing, prior to execution of this Agreement, GTC and AHP shall agree upon (i) the exact text of a press release announcing the Research Collaboration and (ii) the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and GTC and AHP may disclose such information, as modified by mutual agreement from time to time, without consulting the other party. Thereafter, any public announcement apart from that agreed in Section
12.8 (ii) shall be subject to each Party's prior written approval. Notwithstanding the foregoing, either party may disclose the terms of this Agreement to the extent required to comply with applicable laws, including without limitation the rules and regulations promulgated by the Securities and Exchange Commission and the party intending to disclose the terms of this Agreement shall provide the nondisclosing party an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances.

         12.9 AGREEMENT NOT TO SOLICIT EMPLOYEES. During the term of the Research Collaboration and for a period of six (6) months following the expiration or termination of the Research Collaboration pursuant to Article
11, GTC and AHP agree not to seek to persuade or induce any scientific employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business; PROVIDED, HOWEVER, these provisions shall not apply to (i) employees of either party actively being considered for employment by the other party as of the Effective Date (ii) any other employee designated in writing by his or her employer after the Effective Date and (iii) any employee who has responded to a general solicitation by the other party for an available position.

         12.10 HEADINGS. The captions to the several Sections and Subsections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections and Subsections hereof.

         12.11 INDEPENDENT CONTRACTORS. It is expressly agreed that GTC and AHP shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither GTC nor AHP shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

         12.12 RIGHTS UNDER SECTION 365(n). All rights and licenses granted under or pursuant to this Agreement by GTC to AHP are, for all purposes of
Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. GTC agrees during the term of this Agreement to maintain and preserve any current copies of all such intellectual property which are in existence and in its possession as of the commencement of a case under Title 11 by or against GTC. If a case is commenced by or against GTC under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, GTC (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, as AHP may elect in a written request, immediately upon such request (A)
(i) perform all of the obligations provided in this Agreement to be performed by GTC, or (ii) provide to AHP copies of all such intellectual property (including all embodiments thereof) held by GTC and such successors and assigns as of the commencement of a case under Title 11 by or against GTC and from time to time thereafter, and (B) not interfere with the rights of AHP as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of AHP to obtain such intellectual property (or such embodiment) from any other entity.

         12.13 EXPORTS. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. GTC and AHP agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. GTC and AHP agree to obtain similar covenants from their licensees, sublicensees with respect to the subject matter of this Section 12.13.

         12.14 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         12.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

GENOME THERAPEUTICS CORPORATION

By:               S/S
    ----------------------------------------
           Christopher T. Kelly

Title:   Senior Vice President Strategic Planning/Business Development

AMERICAN HOME PRODUCTS CORPORATION

By:               S/S
    ----------------------------------------
            Egon E. Berg

Title:   Vice President

                                    EXHIBIT A

                           DRAFT OVERALL RESEARCH PLAN

                                       ***

                                    EXHIBIT B
                             MILESTONES AND PAYMENTS


Section 6.2.1.  Research Milestones

         ***


Section 6.2.2.  Development Milestones.

         ***

Section 6.2.3.  Approval Milestones

         ***

                                    EXHIBIT C

                           MATERIAL TRANSFER AGREEMENT

         This MATERIAL TRANSFER AGREEMENT, including the attached Schedules, (collectively the "Agreement") is entered into as of the last date on the signature page hereof (the "Effective Date") by and between ____________________________, a ____________corporation with its office and place of business at __________________, (the "SUPPLIER"), and the organization identified on the signature page (the "RECIPIENT").

1. BACKGROUND. SUPPLIER has developed and produced certain Material (as defined below). RECIPIENT is conducting certain non-commercial Research (as defined below). RECIPIENT desires to obtain samples of the Material for use in conjunction with said Research. SUPPLIER is willing to provide the Material to RECIPIENT on the terms and conditions set forth in this Agreement.

2. DEFINITIONS.

         2.1 "CONFIDENTIAL INFORMATION" includes, without limitation any scientific, technical, trade or business information given to one party (the "Receiving Party") by the other party (the "Disclosing Party") which is treated by the Disclosing Party as confidential or proprietary, whether or not such information is labeled or identified as "confidential". Confidential Information does not include information:

         (a) in or entering the public domain (through no fault of Receiving Party), or

         (b) which is lawfully made available to Receiving Party by an independent third party owing no obligation of confidentiality to Disclosing Party with regard thereto (and such lawful right can be properly demonstrated by Receiving Party), or

         (c) already in Receiving Party's possession at the time of receipt from Disclosing Party (and such prior possession can be properly demonstrated by Receiving Party), or

         (d) which is independently developed by employees of Receiving Party and or affiliates of its parent corporation (and such independent development can be properly demonstrated by Receiving Party), or

         (e) which is required by law, regulation, statute, rule, act or order of any governmental authority or agency to be disclosed by Receiving Party.

         To permit Disclosing Party an opportunity to intervene, in order to obtain a protective order or other similar order to limit or prevent disclosures of Confidential Information, Receiving Party shall immediately notify Disclosing Party, in writing, if it is requested by a court order, a governmental agency, or any other entity to disclose Confidential Information in Receiving Party's possession and thereafter Receiving Party shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by Disclosing Party.

         2.2 "DEVELOPMENTS" include, without limitation, ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectable under state, federal, or foreign patent, trademark, copyright or similar laws) that incorporate the Material, or that could not have been developed without the use of the Material, or that require the use of the Material, that are discovered, developed, created, conceived or reduced to practice by the RECIPIENT, alone or jointly with others, during the term of this Agreement. Developments include, without limitation, New Substances and New Uses.

         2.3 "MATERIAL" means the material to be transferred from SUPPLIER to RECIPIENT, as described in SCHEDULE A attached to this Agreement, together with any refills of the Material and any Progeny and Unmodified Derivatives of the Material (including, without limitation, expression products, subclones, sub-units or fractionations).

         2.4 "NEW SUBSTANCE" means any material first produced or isolated with or by use of the Material.

         2.5 "NEW USE" means any new use of the Material, including, without limitation, new therapeutic uses or methods of treatment.

         2.6 "RESEARCH" means RECIPIENT's noncommercial research, as described in SCHEDULE B attached to this Agreement.

         2.7 "PROGENY" means an unmodified descendent generated from the Material, such as virus from virus, cell from cell, or organism from organism.

         2.8 "UNMODIFIED DERIVATIVE" means substances created by the RECIPIENT which constitute an unmodified functional subunit or product expressed by or generated from the original Material, including, but not limited to, subclones of unmodified cell lines, purified or fractionated subsets of the original Material, proteins expressed by DNA/RNA supplied by SUPPLIER, or monoclonal antibodies secreted by a hybridoma cell line.

         2.9 "MODIFICATIONS" means substances created by the RECIPIENT which contain or incorporate the Material or are derived by chemical modification of the Material.

         2.10 "COMMERCIAL PURPOSE" means the sale, lease, license, or other transfer of the Material or Modifications to a for-profit organization. Commercial Purposes shall also include uses of the Material or Modifications by any organization, including RECIPIENT, to perform contract research, to screen compound libraries, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license, or transfer of the Material or Modifications to a for-profit organization. However, industrially sponsored academic research shall not be considered a use of the Material or Modifications for Commercial Purposes per se, unless any of the above conditions of this definition are met.

3. USE OF MATERIAL. RECIPIENT certifies and attests that it will use the Material only in connection with its Research as described in SCHEDULE B, and that the Material will not be used for any other purpose or for any Commercial Purpose. RECIPIENT further attests that no quantity of the Materials will be distributed to any third party without the prior written permission of SUPPLIER.

4. ACKNOWLEDGMENT.

         4.1 RECIPIENT acknowledges that the Material is experimental in nature and may have hazardous properties. RECIPIENT agrees to comply with all laws and regulations applicable to its handling.

         4.2 RECIPIENT acknowledges and agrees that the Material is or may be the subject of a patent or patent application. Except as expressly provided in this Agreement, no licenses or other rights, either expressed or implied, are provided to the RECIPIENT under any patents, patent applications, trade secrets or other proprietary rights of the SUPPLIER. In particular, no express or implied licenses or other rights are provided to use the Material, Modifications, Developments, or any related patents or patent applications of SUPPLIER for any Commercial Purposes.

5. NO WARRANTY. THE MATERIAL IS PROVIDED BY SUPPLIER TO RECIPIENT WITHOUT ANY WARRANTEE EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR OR A PARTICULAR PURPOSE, AND SUPPLIER MAKES NO REPRESENTATION THAT RECIPIENT'S USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. THE MATERIAL IS PROVIDED TO RECIPIENT WITH THE UNDERSTANDING THAT SUPPLIER AND ITS AGENTS, EMPLOYEES AND AFFILIATES, HAVE NO LIABILITY WHATSOEVER IN CONNECTION WITH SUCH MATERIAL OR ITS USE.

6. INDEMNIFICATION. Except to the extent prohibited by law, RECIPIENT assumes all liability for damages which may arise from its use, storage or disposal of the Material. To the extent allowable under applicable law, RECIPIENT agrees to indemnify and hold SUPPLER harmless from any claims and liabilities which might arise from RECIPIENT's use of the Material, except for those arising from the gross negligence or willful misconduct of SUPPLIER.

7. OWNERSHIP AND GRANT OF RIGHTS.

         7.1 MATERIAL. SUPPLIER has developed the Material over a substantial period of time at considerable expense, and the Material is of great importance to SUPPLIER's business. RECIPIENT acknowledges that SUPPLIER is and will at all times remain the owner of the Material.

         7.2 OWNERSHIP OF DEVELOPMENTS. RECIPIENT acknowledges and agrees that all rights, title and interest in and to any and all Developments resulting from RECIPIENT's use of the Materials provided hereunder will belong solely to SUPPLIER, and RECIPIENT will take all steps reasonably necessary to enable SUPPLIER to perfect its rights to all such Developments.

         7.3 DISCLOSURE OF DEVELOPMENTS. RECIPIENT will promptly and fully disclose in writing to SUPPLIER any and all Developments. RECIPIENT will keep complete and accurate written records of its Research. At SUPPLIER's request, RECIPIENT will meet with

SUPPLIER to discuss the Research. In addition, RECIPIENT will provide SUPPLIER with periodic written summaries of its Research.

         7.4 PATENT APPLICATIONS. Any patent applications considered necessary in the reasonable legal and business Judgment of SUPPLIER to protect SUPPLIER's proprietary position in any Developments will be prepared and filed by SUPPLIER (jointly in SUPPLIER's and RECIPIENT's names, if jointly invented; solely in SUPPLIER's or RECIPIENT's name, if solely invented) with the expenses of these patent applications being born by SUPPLIER. At SUPPLIER's request and expense, RECIPIENT will cause its interest in any Developments, including, without limitation, any patents or patent applications relating to such Developments, to be assigned to SUPPLIER, and will provide SUPPLIER with reasonable assistance in preparing and maintaining such applications, including causing the execution of any assignments or other documents.

8. CONFIDENTIALITY.

         8.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Except as provided in
Section 10 below, neither party will directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any of the other party's Confidential Information other than in furtherance of this Agreement. RECIPIENT acknowledges that the Federal Food and Drug Administration
(FDA) requires SUPPLIER to be knowledgeable concerning all available data on its compounds and drugs and that such data must be maintained and made available to FDA. RECIPIENT therefore acknowledges and agrees that data transmitted to SUPPLIER cannot be considered as confidential.

         8.2 PROTECTION. RECIPIENT will exercise all commercially reasonable precautions to protect the integrity and confidentiality of the Material. RECIPIENT will not remove the Material from RECIPIENT's premises except to the extent necessary to fulfill its obligations under this Agreement, and then only with the prior written consent of SUPPLIER.

9. PUBLICATION.

         9.1 RIGHT TO PUBLISH; REVIEW BY SUPPLIER. Notwithstanding RECIPIENT's confidentiality obligations under Section 8 above, RECIPIENT will have the right to publish and disclose the final results of the Research. In order to balance this right with SUPPLIER's proprietary interests, RECIPIENT will submit for SUPPLIER's review all manuscripts, abstracts or presentations intended for publication or other public disclosure ("Publications") at least sixty (60) days prior to the date of submission for publication or public disclosure. SUPPLIER will use reasonable efforts to complete its review promptly and will complete its review within sixty (60) days of receipt of the Publications. No Publication shall contain any Confidential Information of SUPPLIER. At SUPPLIER's request RECIPIENT agrees to delete from its Publications any references deemed by SUPPLIER to be Confidential Information. At the end of this sixty (60) day period, RECIPIENT will have the right to publish the Publications, as amended by SUPPLIER and subject to SUPPLIER's rights under Section 9.2 below.

         9.2 OPPORTUNITY TO FILE PATENT APPLICATIONS. If during its sixty
(60) day Publication review period SUPPLIER notifies RECIPIENT that it desires patent applications to be filed on any Developments disclosed or contained in the Publications, RECIPIENT will defer publication or other disclosure for a period sufficient to permit SUPPLIER to file any such patent applications, such period not to exceed *** days from the date of submission of the Publication to SUPPLIER.

10. TERMINATION.

         10.1 This Agreement will terminate upon completion of the RECIPIENT's current Research as defined in Section 2.6.

         10.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement for cause at any time upon thirty (30) days prior written notice to the other party. "Cause" means a material breach of this Agreement by the other party where such breach, if curable, is not remedied to the nonbreaching party's satisfaction within such thirty (30) day period.

         10.3 TERMINATION BY EITHER PARTY WITHOUT CAUSE. Either party may terminate this Agreement at any time without cause upon not less than sixty
(60) days prior written notice to the other party.

         10.4 EFFECT OF TERMINATION OR EXPIRATION. Upon termination or expiration of this Agreement for any reason RECIPIENT shall immediately return to SUPPLIER all its Confidential Information and copies thereof, and shall return or, at SUPPLIER's direction, to destroy any and all unused Material, and if instructed to destroy such Material will provide evidence documenting the manner of destruction to SUPPLIER. All of RECIPIENT's rights to use the Material shall cease. Following termination or expiration, neither party shall have any further obligations under this Agreement, except that Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive and remain in force.

11. NOTICE. All communications and notices from one party to the other will be in writing and will be given by addressing the same to the other party at the address or facsimile number set forth in this Agreement, or at such other address or facsimile number as either party may specify in writing to the other. All notices will become effective when deposited in the United States Mail with proper postage for first class registered or certified mail prepaid, return receipt requested, or when delivered personally, or, if promptly confirmed by mail as above, when dispatched by facsimile.

12. ASSIGNMENT. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that SUPPLIER may assign this Agreement to an affiliated company or in connection with the merger, consolidation or sale of all or substantially all of its assets.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between SUPPLIER and RECIPIENT.

14. NO MODIFICATION. This Agreement may be changed only by a writing signed by both parties.

15. SEVERABILITY. In the event that any one or more of the provisions in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

16. APPLICABLE LAW. This Agreement will in all events and for all purposes be governed by, and construed in accordance with the law of the Commonwealth of Massachusetts without regard to any choice of law principles that would dictate the application of the law of another jurisdiction.

17. MISCELLANEOUS PROVISIONS.

         17.1 RECIPIENT acknowledges and agrees that receipt of the Materials from SUPPLIER does not create or imply a particular relationship between SUPPLIER and RECIPIENT, and further agrees that RECIPIENT is acting independently of SUPPLIER and not as an affiliate, employee, agent, or joint venturer of or with SUPPLIER. RECIPIENT shall have no authority to represent, bind or act on behalf of SUPPLIER.

         17.2 In accordance with the requirements of the Federal Food, Drug and Cosmetic Act and with DEA regulations, where applicable, RECIPIENT certifies that it is regularly engaged in conducting laboratory studies or animal tests and that all shipments of Materials received pursuant hereto will be actually used by RECIPIENT or under RECIPIENT's direction for tests in vitro and in animals used only for laboratory research and will not be used in tests involving administration of the Materials in humans. RECIPIENT understands that the Materials are not to be used for in vitro use in the regular course of treating or diagnosing disease in humans. RECIPIENT also certifies that no animals used in such tests, or their products, shall be used for food purposes without the prior approval of the Food and Drug Administration. RECIPIENT further certifies and attests that RECIPIENT's handling and use of the Materials will be done in accordance with all provisions and requirements of the Federal Food, Drug and Cosmetic Act and with DEA regulations, where applicable.

         17.3 RECIPIENT certifies that it will not use the services of any individual who has been debarred under the Federal Food, Drug and Cosmetic Act in the course of the Research with the Materials.

         17.4 RECIPIENT certifies and attests that the individual executing this Agreement is a duly authorized representative of RECIPIENT with full power and authority to sign, bind and otherwise commit RECIPIENT to the terms and obligations of this Agreement. Recipient further certifies and attests that it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by duly authorized representatives, as of the last date written below.


SUPPLIER:                                                 RECIPIENT:

By:________________________                      By:__________________________

Name:______________________                      Name:________________________

Title:_____________________                      Title:_______________________

Date:______________________                      Date:________________________

                                                 Address:_____________________

                                                 _____________________________

                                                 _____________________________


                                                 Agreed and Acknowledged:

                                                 By:__________________________

                                                 Name:________________________
                                                 Principal Investigator

                                                 Date:________________________